Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Increases Quarterly Cash Distribution 40% to $0.35 Per Unit; Provides Preliminary View of Results for the Quarter Ended March 31, 2022; and Increases Guidance

TULSA, OKLAHOMA, April 26, 2022 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that the Board of Directors of ARLP’s general partner approved an increased cash distribution to its unitholders for the quarter ended March 31, 2022 (the "2022 Quarter").

ARLP unitholders will receive a cash distribution for the 2022 Quarter of $0.35 per unit (an annualized rate of $1.40 per unit), payable on May 13, 2022, to all unitholders of record as of the close of trading on May 6, 2022. The announced distribution represents a 250.0% increase over the cash distribution of $0.10 per unit for the quarter ended March 31, 2021 (the "2021 Quarter") and a 40.0% increase over the cash distribution of $0.25 per unit for the quarter ended December 31, 2021.

Preliminary Results for 2022 Quarter

ARLP is providing a preliminary view of the current quarter, which includes the impact of coal shipment delays and oil & gas royalty income tax elections on operating and financial results for the 2022 Quarter.

Shipment delays due to seasonal barge lock maintenance, high river levels and ongoing rail transportation challenges impacted ARLP’s ability to ship approximately 1.1 million tons of contracted tonnage during the 2022 Quarter.  These delayed coal shipments are expected to be delivered throughout the balance of the year.  The financial impact in the 2022 Quarter  reduced ARLP’s previously anticipated coal revenues, net income and EBITDA by approximately $72.0 million, $27.0 million, or $0.21 per basic and diluted limited partner unit, and $31.0 million, respectively. (Unless otherwise noted in this release, "net income" refers to "net income attributable to ARLP." EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization.)

Consolidated financial results for the 2022 Quarter will also reflect ARLP’s recent election to convert Alliance Minerals, LLC, the holding company for ARLP’s oil & gas royalty activities, from a partnership pass-through entity taxable at the individual unitholder level to that of a corporate taxable entity for federal and state income tax purposes.  This election effectively reduces the total income tax burden on our oil & gas royalties, as ARLP will pay entity level taxes at corporate tax rates that are well below the individual tax rates that would otherwise be paid by our unitholders. As a result, for the 2022 Quarter ARLP will record a one-time non-cash deferred income tax expense and liability of approximately $37.0 million related to the election in addition to a current income tax expense of approximately $5.0 million, which collectively are expected to reduce net income by approximately $42.0 million or $0.33 per basic and diluted limited partner unit.

Reflecting the impacts discussed above, ARLP currently anticipates net income for the 2022 Quarter to be in a range of $35.0 ─ $37.0 million or $0.27 ─ $0.28 per basic and diluted limited partner unit, compared to net income of $24.7 million or $0.19 per unit for the 2021 Quarter.

Increased Guidance for Full Year 2022

Commenting on current energy markets, Joseph W. Craft III, Chairman, President and Chief Executive Officer, said, "Favorable market conditions for oil, natural gas and coal that developed during the second half of last year soared during the 2022 Quarter.  Since we provided initial full-year 2022 guidance for ARLP on January 31, 2022, worldwide commodity prices skyrocketed. We expect energy markets should remain favorable for the next several years, allowing ARLP to capture price realizations well above our previous expectations. As a result, we currently anticipate 2022 coal sales volumes to be approximately 500,000 tons above our initial guidance ranges and that coal sales price per ton sold should exceed our previous expectations by 10.0% ─ 22.0%. Segment Adjusted EBITDA Expense per ton sold is also expected to increase slightly above initial estimates as our mining operations continue to effectively manage inflationary pressures and supply chain challenges at our coal mines."

Mr. Craft continued, "We also anticipate our royalty businesses will benefit from these robust energy markets.  Significantly higher oil & gas prices have spurred operators to increase production, leading to anticipated increases in ARLP’s oil & gas royalty volumes this year.  The performance of our coal royalty business is also expected to benefit from higher revenue per royalty ton sold.  As a result, we currently anticipate ARLP’s 2022 full-year financial and operating results will surpass our initial expectations, despite the short-term effects of transportation challenges on performance during the first half of the year."

Reflecting the expected benefits of favorable market conditions and increased commodity prices, ARLP is updating its previous guidance as outlined below:

2022 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	25.2 — 26.0
Appalachia Sales Tons	10.3 — 11.0
Total Sales Tons	35.5 — 37.0

Committed & Priced Sales Tons
2022 — Domestic/Export/Total	30.1/4.1/34.2
2023 — Domestic/Export/Total	17.9/2.0/19.9

Per Ton Estimates
Coal Sales Price per ton sold (1)	$54.00 — $63.00
Segment Adjusted EBITDA Expense per ton sold (2)	$33.50 — $35.50

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	885 — 935
Natural gas (000 MCF)	3,000 — 3,400
Liquids (000 Barrels)	350 — 380
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 12.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	21.5 — 22.0
Revenue per royalty ton sold	$3.10 — $3.20
Segment Adjusted EBITDA Expense per royalty ton sold	$1.10 — $1.20

Consolidated (Millions)
Depreciation, depletion and amortization	$260 — $270
General and administrative	$82 — $84
Net interest expense	$37 — $38
Income tax expense	$53 — $55
Capital expenditures	$220 — $240

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases and other expense.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to gross income, gain or loss that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

A conference call regarding ARLP's 2022 Quarter financial results is scheduled for Monday, May 2, 2022 at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  International callers should dial (201) 689-8560 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13729024.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates operating and royalty income from coal produced by its mining complexes and royalty income from mineral interests it owns in strategic oil & gas producing regions in the United States, primarily the Permian, Anadarko and Williston basins.

ARLP currently produces coal from seven mining complexes its subsidiaries operate in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

In addition, ARLP is positioning itself as an energy provider for the future by leveraging its core technology and operating competencies to make strategic investments in the fast growing energy and infrastructure transition.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to coal and oil & gas consumption and expected future prices, optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: the severity, magnitude, and duration of the COVID-19 pandemic and the emergence of new virus variants, including impacts of the pandemic and of businesses' and governments' responses to the pandemic, including actions to mitigate its impact and the development of treatments and vaccines, on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers, available liquidity and capital sources and broader economic disruptions; changes in macroeconomic and market conditions and market volatility arising from the COVID-19 pandemic or otherwise, including inflation, changes in coal, oil, natural gas, and natural gas liquids prices, and the impact of such changes and volatility on our financial position; decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changes in global economic and geo-political conditions or in industries in which our customers operate; changes in coal prices and/or oil & gas prices, demand and availability which could affect our operating results and cash flows; actions of the major oil-producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold mineral interests due to low oil, natural gas, and natural gas liquid prices or the lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social, and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in raw material costs, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor, including, as a result of, the potential impact of government-imposed vaccine mandates; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 25, 2022 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.